Exhibit 21.1

SUBSIDIARIES OF OSR Holdings Inc.

Company Name	Jurisdiction

OSR Holdings Co., Ltd.	Korea

Vaximm AG	Switzerland

Darnatein Co., Ltd.	Korea

RMC Co., Ltd.	Korea